Exhibit 10.1

Mietvertrag für gewerbliche Räume	Lease Agreement for Commercial Space

Zwischen	Of the one part:

der gewoge AG, Kleinmarschierstraße 54-58, 52062 Aachen, vertreten durch den Vorstand, Herren Thomas Hübner und Ulrich Warner, , ebenda,	gewoge AG, Kleinmarschierstrasse 54-58, 52062 Aachen, represented by the managing directors thereof, Messrs. Thomas Huebner and Ulrich Warner, ditto,

Umsatzsteuernummer Nr. Vermieter: DE121684276	VAT No. of Lessor: DE121684276,
Vermieter	Lessor;

und	and of the other:

der Firma Abiomed Europe GmbH, Neuenhofer Weg 3, 52074 Aachen, vertreten durch Herrn Dirk Michels und Herrn Dr. Thorsten Sieß	Abiomed Europe GmbH, Neuenhofer Weg 3, 52074 Aachen, represented by, Mr. Dirk Michels and Dr. Thorsten Siess
Mieter	Lessee
wird folgender Mietvertrag geschlossen:	hereby conclude the following Lease Agreement:
§ 1 Mietgegenstand	§ 1 Leased Object

1. Die auf dem Grundstück/im Hause	1. The rooms/spaces below located on the real property/in the building at
Neuenhofer Weg 3-5, 52074 Aachen	Neuenhofer Weg 3-5, 52074 Aachen,

gelegenen nachstehenden Räume/Flächen, die in den Anlagen I – V beigefügten Lageplänen rot gekennzeichnet sind:	which are marked in red in the site plans attached in Annexes I – V :

Neuenhofer Weg Nr. 3, 52074 Aachen, sämtliche im 3. Obergeschoss gelegenen Räumlichkeiten;	Neuenhofer Weg Nr. 3, 52074 Aachen, all rooms located on the 3rd floor;
Büro-/Nebenfläche 671 m²	Office/ancillary space 671 m²
Neuenhofer Weg Nr. 5, 52074 Aachen, sämtliche im Erdgeschoss, im 1. Obergeschoss, im 2. Obergeschoss und im 3. Obergeschoss gelegenenen Räumlichkeiten („Mietobjekt);	Neuenhofer Weg Nr. 5, 52074 Aachen, all rooms located on the ground floor, on the 1st, 2nd and 3rd floors (“leased property);

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Erdgeschoss Ground floor	Büro-/Nebenfläche Office/ancillary space	560 m²
1. Obergeschoss 1st floor	Büro-/Nebenfläche Office/ancillary space	559 m²
2. Obergeschoss 2nd floor	Büro-/Nebenfläche Office/ancillary space	558 m²
3. Obergeschoss 3rd floor	Büro-/Nebenfläche Office/ancillary space	477 m²
Untergeschoss Basement	Tiefgaragenstellplätze Underground parking garage spaces	43 Stck./spaces
Aussenbereich Outside area	Aussenstellplätze Outside parking spaces	9 Stck./spaces

werden zum ausschließlichen Betrieb der Abiomed Europe GmbH als Büro-, Labor-, Grau-, Rein- und Lagerräume vermietet.	shall be leased for the exclusive operation of Abiomed Europe GmbH as office, laboratory, gray, sterile and storage room space.
2. Mitvermietet werden folgende Zubehörgegenstände: keine	2. The following accessories shall also be leased: none

3. Die ausgehändigten Schlüssel sind bei Beendigung des Mietverhältnisses zurückzugeben; gleichzeitig hat der Mieter Schlüssel, die er zusätzlich auf seine Kosten hat anfertigen lassen, kostenlos an den Vermieter auszuliefern oder ihre Vernichtung nachzuweisen. Bevor der Mieter zusätzliche Schlüssel anfertigen lässt, muss der Mieter die schriftliche Genehmigung des Vermieters einholen.

3 The delivered keys are to be returned upon cessation of the lease relation; at the same time, the Lessee must deliver to the Lessor free of charge the keys which the Lessee additionally had made at its own cost or document the destruction thereof. Before the Lessee has additional keys made, the Lessee must obtain the written approval of the Lessor.

Der Vermieter ist aus Gründen der Sicherheit des Gesamtobjekts berechtigt, bei Verlust ausgehändigter oder durch den Mieter selbst beschaffter Schlüssel, auf Kosten des Mieters die erforderliche Zahl von Schlüsseln und neuen Schlössern anfertigen zu lassen; diese Regelung gilt entsprechend für die zentrale Schließanlage des Anwesens.	The Lessor shall be entitled for the security of the overall property to have the necessary number of new keys made at the Lessee’s cost in the event of the loss of the delivered keys or keys procured by the Lessee itself; this provision shall apply correspondingly to the central lock system for the property.
§ 2 Mietzeit – Vertrag von bestimmter Dauer	§ 2 Term – Contract for a fixed period

1. Das Mietverhältnis beginnt am 01.07.2015 und endet am 30.06.2016,	1. The lease relation shall commence on 1st July 2015 and cease on 30 June 2016,.
Dem Mieter wird ein Optionsrecht von einem weiteren Jahr, d.h. bis zum 30.06.2017, eingeräumt. Das Optionsrecht muss mindestens bis zum 31.12.2015schriftlich durch den Mieter geltend gemacht werden.	The Lessee shall be granted an option of one additional year, i.e. until 30 June 2017. The option must be exercised in writing by the Lessee prior to 31 December 2015 at the latest.
Danach wird dem Mieter ein weiteres Optionsrecht um 6 Jahre und 1 Monat bis zum 31.07.2023 eingeräumt. Dieses Optionsrecht muss spätestens bis	Thereafter, a further option of six years and 1 month until 31 July 2023 shall be granted to the Lessee. This option must be exercised in writing

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zum31.01.2017 schriftlich durch den Mieter geltend gemacht werden.	by the Lessee prior to 31 January 2017 at the latest.

Danach wird dem Mieter ein weiteres Optionsrecht von weiteren fünf Jahren, d. h. bis zum 31.07.2028, eingeräumt unter der zwingenden Voraussetzung der gleichlautenden Optionsausübung gemäß § 3 des Gewerberaummietvertrages zwischen den Parteien vom 19.07.2013 bzw. 29.07.2013 bezüglich der dort von der Vermieterin an die Mieterin vermieteten anderweitigen Flächen.

Thereafter the Lessee shall be granted an option for a further five years, i.e. until 31 July 2028. subject to the mandatory precondition that the equivalent option has also been exercised under §3 of the commercial lease contract between the parties dated 19th / 29th July 2013 in relation to the other premises let thereunder by the Lessor to the Lessee.

Das Optionsrecht muss mindestens bis zum 31.01.2023 schriftlich durch den Mieter geltend gemacht werden und besteht nicht, wenn nicht o.g. Voraussetzung erfüllt wird (gleichzeitige und gleichlautende Optionsausübung durch die Mieterin auch im Rahmen des Gewerberaummietvertrages zwischen den Parteien vom 19.07.2013 bzw. 29.07.2013).

This option must be exercised in writing by the Lessee prior to 31 January 2023 at the latest and shall not apply if the above condition is not fulfilled (simultaneous and identical exercise by the Lessee of the option under the commercial lease contract between the parties dated 19th / 29th July 2013).
Danach wird ein weiteres Optionsrecht um ganze Jahre, maximal jedoch um fünf Jahre, d. h. bis zum 31.7.2033 eingeräumt – ebenfalls unter der zwingenden Voraussetzung der gleichlautenden Optionsausübung gemäß § 3 des Gewerberaum-mietvertrages zwischen den Parteien vom 19.07.2013 bzw. 29.07.2013 bezüglich der dort von der Vermieterin an die Mieterin vermieteten anderweitigen Flächen. Dieses Optionsrecht muss spätestens bis zum 31.01.2028 schriftlich durch den Mieter geltend gemacht werden und besteht nicht, wenn nicht o.g. Voraussetzung erfüllt wird (gleichzeitige und gleichlautende Optionsausübung durch die Mieterin auch im Rahmen des Gewerberaummietvertrages zwischen den Parteien vom 19.07.2013 bzw. 29.07.2013).	Thereafter, a further option shall be granted for entire years, though up to a maximum of five years, i.e. until 31 July 2033 also subject to the mandatory precondition that the equivalent option has also been exercised under §3 of the commercial lease contract between the parties dated 19th / 29th July 2013 in relation to the other premises let thereunder by the Lessor to the Lessee. This option must be exercised in writing by the Lessee prior to 31 January 2028 at the latest and shall not apply if the above condition is not fulfilled (simultaneous and identical exercise by the Lessee of the option under the commercial lease contract between the parties dated 19th / 29th July 2013).

2. Nach Beendigung des Mietverhältnisses kommt eine stillschweigende Vertragsverlängerung gem. § 545 BGB nicht in Betracht.	2. After the cessation of the lease relation, no tacit contractual extension pursuant to § 545 of the Civil Code shall come into consideration.
§ 3 Außerordentliches Kündigungsrecht des Vermieters	§ 3 Extraordinary Right to Termination of the Lessor

1. Der Vermieter kann das Mietverhältnis ohne Einhaltung einer Kündigungsfrist mit sofortiger Wirkung kündigen,	1. The Lessor may terminate the lease relation without observing any notice period with immediate effect if the Lessee:
a) wenn der Mieter ungeachtet einer schriftlichen Abmahnung des Vermieters entweder für zwei aufeinanderfolgende Termine mit der Entrichtung des Mietzinses oder eines nicht unerheblichen Teils des	a) irrespective of a written warning by the Lessor is in default for two consecutive deadlines with the payment of the rent or a not inconsiderable portion of the rent;

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Mietzinses in Verzug ist;

oder in einem Zeitraum, der sich über mehr als zwei Termine erstreckt, mit der Entrichtung des Mietzinses in Höhe eines Betrages in Verzug gekommen ist, der den Mietzins für zwei Monate erreicht, wobei die schriftliche Abmahnung bereits nach Eintritt des Verzugs mit dem Mietzins für einen Termin bzw. in Höhe eines Betrags, der den Mietzins für einen Monat erreicht, versandt werden kann;

or in the period which extends beyond two deadlines is in default with the payment of rent in an amount reaching the rent for two months; nevertheless, a written warning notice may be sent after the Lessee has defaulted in respect of the rent for only one payment deadline or for a sum amounting to only one month’s rent;

b) wenn der Mieter, ungeachtet einer schriftlichen Abmahnung des Vermieters, einen vertragswidrigen Gebrauch der Mietsache fortsetzt, insbesondere ohne schriftliche Erlaubnis des Vermieters die Mietsache zu anderen als in § 1 Ziff. 1 genannten Zwecken benutzt, bei unbefugter Untervermietung oder sonstiger Gebrauchsüberlassung an Dritte und wenn er die Rechte des Vermieters in erheblichem Maße verletzt (vgl. § 11 Ziff. 4);

b) irrespective of a written warning by the Lessor, continues to use the leased premises in breach of contract, particularly uses the leased premises for purposes other than those mentioned in § 1(1) without the written permission of the Lessor, sublets the premises in an unauthorized fashion or provides them to third parties in another fashion for use and if the Lessee infringes on the rights of the Lessor to any significant degree (cf. § 11(4));

c) wenn der Mieter in solchem Maße seine Verpflichtungen verletzt, daß dem Vermieter die Fortsetzung des Mietverhältnisses nicht zugemutet werden kann, insbesondere trotz schriftlicher Abmahnung des Vermieters Mietzahlungen weiterhin verspätet (insgesamt oder nur in Teilbeträgen) leistet oder schuldhaft gegen in diesem Vertrag statuierte Pflichten verstößt;

c) breaches its obligations to a degree so significant that the Lessor can no longer be reasonably expected to continue the lease relation, particularly continues to render rent payments late (in whole or in part) despite a written warning from the Lessor, or negligently breaches duties stipulated in this Agreement;

2. Die Kündigung hat schriftlich zu erfolgen.	2. Termination must be made in writing.
3. Daneben gelten auch alle weiteren außerordentlichen jeweils gültigen gesetzlichen Kündigungstatbestände, sowie alle diejenigen, die in der Rechtsprechung des BGH anerkannt sind.	3. In addition, all further extraordinary and valid states of affairs justifying termination as stipulated by law and all those recognized by the legal rulings of the German Federal Supreme Court shall also apply.
§ 4 Miete und Nebenkosten	§ 4 Rent and Ancillary Costs

1. Die Miete beträgt bei Vertragsabschluss monatlich	1. From the closing date of this Agreement the monthly rent shall amount to
a) Grundmiete	Basic Rent

Raumart Type of Space	Lage Location	Fläche / Anzahl Space / Number	m²-Preis / je Stp. m² Price / per Unit	Summe / Gesamt Total
Büro-/Nebenfläche Office/ancillary space	Hs.Nr.3, 3. OG	671,00 m²	6,60 €	4.428,60 €

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Building No.3, 3rd floor
Büro-/Nebenfläche Office/ancillary space	Hs.Nr.5, EG Building No.5, ground floor	560,00 m²	6,60 €	3.696,00 €
Büro-/Nebenfläche Office/ancillary space	Hs.Nr.5, 1. OG Building No.5, 1st floor	559,00 m²	6,60 €	3.689,40 €
Büro-/Nebenfläche Office/ancillary space	Hs.Nr.5, 2. OG Building No.5, 2nd floor	558,00 m²	6,60 €	3.682,80 €
Büro-/Nebenfläche Office/ancillary space	Hs.Nr.5, 3. OG Building No.5, 3rd floor	477,00m²	6,60 €	3.148,20 €
Tiefgaragenstellplatz Underground parking garage space	UG basement	43	35,00 €	1.505,00 €
Außenstellplatz Outside parking space	Aussen outside	9	20,00 €	180,00 €

Gesamt Total				20.330,00€

b) Betriebs-/Heizkostenvorauszahlungen	Advance payments for operating/heating costs

Vorauszahlung Betriebskosten Advance payment for operating costs	3.000,00 €
Vorauszahlung Heizkosten Advance payment for heating costs	1.500,00 €

Gesamt netto Net total	24.830,00€

c) Umsatzssteuer / Mehrwertsteuer	Turnover tax / value-added tax

19 % MWSt. 19% VAT	4.717,70 €

Gesamt brutto Gross total	29.547,70€

d. Hinweis zur Umsatzsteueroption:	d. Notes regarding the turnover tax option:

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Wie aus der Angabe der Umsatzsteuernummer des Vermieters im Rubrum des Vertrages, aber auch aus vorher gehenden Eintragung zur Grundmiete, monatlichen Betriebskostenvorauszahlungen und darauf insgesamt entfallener Umsatzsteuer zu sehen, optiert der Vermieter zur Umsatzsteuer im Rahmen dieses Gewerberaummietvertrages. Dem Mieter ist dies bekannt und von ihm ausdrücklich anerkannt. Insbesondere versichert der Mieter, dass er ein Unternehmen im Sinne des UStG ist und dass er im Objekt nur solche Umsätze tätigt, die den Vorsteuerabzug nicht ausschließen. Des Weiteren verpflichtet sich der Mieter, bei etwaiger genehmigter Untervermietung nur solche Untermieter zu akzeptieren, die ebenfalls ausschließlich umsatzsteuerpflichtige Gewerbe betreiben, sowie diesen Untermietern im eigenen Untermietvertrag die Verpflichtung weiterzugeben, ausschließlich umsatzsteuerpflichtiges Gewerbe im Objekt zu betreiben.	As is evident from the turnover tax number specified by the Lessor in the caption to this Agreement and also from the preceding entry for the basic rent, monthly advance payments for operating costs and the total turnover tax incurred thereon, the Lessor has opted to participate in the turnover tax system within the framework of this Commercial Space Lease Agreement. The Lessee is aware of and expressly recognizes this. In particular, the Lessee represents that the Lessee is an enterpriser in the terms of the Turnover Tax Act and that the Lessee will only earn turnover in the property which does not exclude the input tax deduction. The Lessee further agrees that, if sub-letting is permitted, it will accept only sub-tenants whose business in the property also generates only taxable turnover and that in its own sub-lease contract it will pass the obligation to carry out only taxable business in the property to its sub-tenants.

Missachtet der Mieter diese Grundsätze und Voraussetzungen, wird er dem Vermieter verschuldensunabhängig zum Ersatze all derjenigen Schäden verpflichtet sein, die aus der Missachtung dem Vermieter entstehen.	If the Lessee disregards these principles and prerequisites, the Lessee shall be obliged to compensate the Lessor for all damage incurred by the Lessor based on the Lessee’s defiance.

e.Die in zuvor geregelter Mietberechnung enthaltenen Flächenangaben dienen ausdrücklich nicht der Festlegung einer Sollbeschaffenheit des Mietobjektes. Sie dienen nur zur Festlegung eines angemessenen Mietzinses, wobei die Sollbeschaffenheit sich ausschließlich aus der örtlichen Flächenangabe des Mietobjektes ergibt.

e.The specified spaces in the above-regulated rent calculation expressly do not serve to determine any owed features of the Leased Object. They merely serve to determine adequate rent, whereby the owed features shall exclusively result from the in-situ specification of the space of the Leased Object.

2. Die Änderung der Grundmiete netto einschließlich Umsatzsteuer richtet sich nach § 5 des Mietvertrages.

3. Folgende Nebenkosten werden neben der Grundmiete umgelegt, wobei die Mieterin den betriebsbedingten Strom auf eigener Vertragsgrundlage und auf eigene Kosten vom zuständigen Versorger zu beziehen hat. Hilfsweise bzw. im Übrigen sind folgende Betriebskosten immer umlagefähig (mit X gekennzeichnet = einschlägig), sofern von der Vermieterin vorfinanziert:

2. The change in the net base rent including value added tax is governed by § 5 of the lease agreement.

3. The following ancillary costs shall be allocated in addition to the basic rent, whereby the Lessee must procure the power conditioned by its operations based on its own contracts and at its own cost from the competent utility provider. Alternatively or otherwise, the following operating costs shall always be subject to allocation (if marked with X = applicable), if pre-financed by the Lessor:

X	X
a) Die Betriebskosten im Sinne der Betriebskostenverordnung in der jeweils gültigen Fassung, zumindest nachstehende (angekreuzt):	a) The operating costs in the terms of the Operating Code Ordinance as amended, though at least the following (marked with “x”):

- x Kosten des Betriebs und der Unterhaltung der	- x costs of the operation and maintenance of

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Heizungs- und Warmwasseranlage	the heating and hot water system;
- x Kosten der Wasserversorgung	- x costs of the water supply;
- x Kosten der Entwässerung (einschließlich Regenwasser/Oberflächenwasser)	- x costs of the drainage (including rainwater/surface water);
- x Kosten des Betriebs und der Unterhaltung des Aufzuges	- x costs of the operation and maintenance of the elevator;
- x Grundsteuer	- x property tax;
- x Straßenreinigung/Winterdienst	- x street cleaning/winter service;
- x Schornsteinreinigung	- x chimney sweeping;
- x Reinigung des Gebäudes und der Nebenanlagen und Ungezieferbekämpfung	- x cleaning of the building and ancillary facilities and pest control;
- x Hauswart	- x building superintendent;
- x Gartenpflege	- x gardening;
- x Versicherungsbeiträge	- x insurance premiums;
- x Beleuchtungskosten/Allgemeinstrom	- x lighting costs/general power;
- x Kosten des Betriebs und der Unterhaltung der Lüftungsanlage und/oder Klimaanlage	- x costs of the operation and maintenance of the ventilation system and/or air conditioner;
- x Kosten des Betriebs und der Unterhaltung von vorhandenen Feuerlösch- und Brandschutzeinrichtungen (z.B. Rauchabzüge, Brandmelde- und Sprinkleranlagen etc.) Anmerkung: Die Kosten für individuell geforderte Brandschutzeinrichtungen, die für den Betrieb des Mieters notwendig und gefordert sind (z.B. Feuerlöscher etc.) werden durch den Mieter auf seine Kosten eingebracht und betrieben, unterhalten und gewartet.	- x costs of the operation and maintenance of the existing fire extinguishers and fire protection equipment (e.g. smoke extractors, fire alarm and sprinkler systems, etc.) Note: The costs for the required pieces of fire safety equipment necessary or required for the Lessee’s operations (e.g. fire extinguishers, etc.) shall be brought into the premises, operated, maintained and serviced by the Lessee;

- x Kosten des Betriebs und der Unterhaltung von vorhandenen Toranlagen (z.B. elektrische Rolltore), sofern diese nicht unmittelbar durch den Mieter auf seine Kosten eingebracht und betrieben, unterhalten und gewartet werden.	- x costs of the operation and maintenance of the existing gate systems (e.g. electric rolling gates), unless these are brought into the premises directly by the Lessee and operated, maintained and serviced at its cost;
- x Müllabfuhr / Mülltonnen, sofern vom Mieter benötigt und/oder ein Restmüllvolumen bei der zuständigen Behörde je nach Gewerbebetrieb abgenommen werden muss.	- x garbage disposal/garbage containers, if needed by the Lessee; and/or a residual garbage volume must be picked up by the competent authorities due to the business operations;
- x Heiz- und Warmwasserkosten	- x heating and hot water costs;
- x Sonstige Betriebskosten (z.B.: Objektbewachung, Sicherheitsdienst, Gemeinschaftsantennenanlage, Breitbandkabelanlage oder nach Abschluss des Vertrages neu eingeführte und das Mietobjekt betreffende Steuern, Gebühren,Beiträge und Prämien sowie die Kosten für Maßnahmen an den Gebäuden, die aufgrund nach Abschluss des Vertrages wirksam werdender gesetzlicher oder behördlicher Anordnungen erforderlich werden; ebenso Kosten für Betrieb und Wartung von Rauchgasanlagen, Rauchmeldern, Legionellenprüfung, Dichtigkeitsprüfungen von Leitungen)	- x miscellaneous operating costs (e.g.: property surveillance, security service, community antenna system, broadband cable system or taxes, fees, contributions, premiums and costs relating to the Leased Object that are introduced after the closing of this Agreement and the cost for measures to the buildings that are necessary based on legal or administrative orders which become valid after the closing of this Agreement; likewise, costs for the operation and maintenance of exhaust extractors, smoke alarms, legionella testing, testing of seals in lines).

x	x
b) Strom – Energiekosten, sofern diese nicht unmittelbar von Dritten bezogen werden können	b) Power and energy costs, insofar as these cannot be procured directly from third parties.

x	x

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x	x
) c) Eigenleistungen des Vermieters dürfen bei den Betriebs- und Verwaltungskosten in Höhe der ersparten Kosten für gleichwertige Leistungen Dritter angesetzt werden, jedoch ohne Ansatz der Umsatzsteuer.	) c) The Lessor’s own performances may be applied to the operating and administrative costs in the amount of the saved costs for equivalent performances of third parties, though without applying turnover tax.

4. Für die gemäß Ziffer 3 erhobenen Nebenkosten sind monatliche Vorauszahlungen entsprechend § 4 b zu leisten.	4. For the ancillary costs charged pursuant to No. 3, monthly advance payments are to be rendered in accordance with § 4b.

5. Verteilungsmaßstäbe	5. Distribution criteria

a) Die Verteilung der Heiz- und Warmwasserversorgungskosten erfolgt nach dem unter § 9 festgelegten Umlageschlüssel.	a) The heating and hot water supply costs shall be distributed in accordance with the allocation key determined under § 9.

b) Die Kosten der Warmwasserversorgung werden nach dem Verbrauch des Gebäudes/der Wirtschaftseinheit abgerechnet, soweit entsprechende Meßeinrichtungen vorhanden sind. Andernfalls werden sie nach folgendem Umlegungsschlüssel verteilt: nach qm-Nutzfläche	b) The costs of the hot water supply shall be settled in accordance with the consumption of the building/economic unit, insofar as corresponding metering equipment is available. Otherwise, they shall be distributed in accordance with the following allocation key: by m² of usable space

c) Die Kosten der Entwässerung werden entsprechend den Kosten der Wasserversorgung umgelegt.	c) The costs of the drainage shall be allocated in accordance with the costs of the water supply.

d) Die Aufzugskosten werden nach dem unter § 10 festgelegten Verteilungsschlüssel umgelegt.	d) The elevator costs shall be allocated in accordance with the distribution key determined under § 10.

e) Alle übrigen Betriebskosten und die Verwaltungskosten werden nach dem Verhältnis der Nutz-/Wohnflächen des Gebäudes/der Wirtschaftseinheit verteilt, soweit nicht folgender Umlegungsmaßstab vereinbart ist: nach qm-Nutzfläche	e) All other operating and administrative costs shall be distributed in the ratio of the usable/residential space of the building/economic unit, unless the following allocation key is agreed: by m² of usable space

f) Soweit infolge der Benutzungsart der Sache dem Vermieter besondere Kosten entstehen (z.B.: Zuschlag zur Feuerversicherung, zusätzliche Müllbehälter), werden diese Beträge in voller Höhe auf den Mieter umgelegt. Der Vermieter kann die Umlegungsmaßstäbe nach billigem Ermessen ändern, wenn Gründe einer ordnungsgemäßen Bewirtschaftung des Gebäudes/der Wirtschaftseinheit dies erfordern.	f) Insofar special costs are incurred by the Lessor as a consequence of the type of use of the thing (e.g.: premium for fire insurance, additional garbage containers), these amounts shall be allocated to the Lessee in full. The Lessor may alter the allocation criteria at its fair discretion, if reasons of proper management of the building/economic unit so require.

6. Über die Vorauszahlungen ist jährlich abzurechnen. Der Vermieter kann den Abrechnungszeitraum aus Zweckmäßigkeitsgründen ändern. Im Falle der Erhöhung oder der Verringerung	6. The advance payments are to be settled annually. The Lessor may alter the settlement period for reasons of expediency. In the event of an increase or decrease in the ancillary costs, the

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der Nebenkosten ist der Vermieter berechtigt, die Vorauszahlungen mit Wirkung des auf die Jahresabrechnung folgenden Monats neu festzusetzen. Für neu entstehende Neben-, insbesondere Betriebskosten kann der Vermieter ab dem Zeitpunkt der Kenntnisnahme angemessene Vorauszahlungen verlangen.	Lessor shall be entitled to redetermine the advance payments with effect from the month following the annual settlement. For newly arising ancillary (particularly operating) costs, the Lessor may request reasonable advance payments as of the date the Lessor becomes aware thereof.

7. Treten Erhöhungen von Betriebskosten ein, so ist der Vermieter berechtigt, die Erhöhungen durch schriftliche Erklärung anteilig auf den Mieter umzulegen; in der Erklärung ist der Grund für die Umlage zu bezeichnen und zu erläutern. Im Falle von rückwirkenden Erhöhungen der Betriebskosten wirkt die Erklärung des Vermieters auf den Zeitpunkt der Erhöhung zurück.

7. If increases in operating costs occur, the Lessor shall be entitled to allocate the increases by written declaration on a prorated basis to the Lessee; the ground for the allocation is to be designated and explained in the declaration. In the event of retroactive increases in the operating costs, the declaration of the Lessor shall have retroactive effect to the date of the increase.

Dies gilt auch, wenn nach Abschluß des Mietvertrages Betriebskosten im Sinne der Betriebskostenverordnung neu entstehen bzw. anfallen.

Ermäßigen sich die Betriebskosten, so sind sie vom Zeitpunkt der Ermäßigung ab entsprechend herabzusetzen.

This shall also apply if operating costs in the terms of the Operating Cost Ordinance arise or are incurred after the closing of this Lease Agreement.

If operating costs decrease, they are to be reduced from the date of the decrease.

§ 5 Änderung der Miete	§ 5 Change in Rent

Die Parteien sind sich einig darüber, dass im Falle der wirksamen Optionsausübungen durch die Mieterin gemäß § 2 des Mietvertrages sich die von der Mieterin zu zahlende Grundmiete netto (also dann jeweils zzgl. der Umsatzsteuer) nach folgender Staffel für alle Büro-/ und Nebenflächen in Hs.Nr.3, 3.OG sowie in Hs.Nr.5, EG, 1.OG, 2. OG, 3.OG laut tabellarischer Aufstellung in § 4 hiesigen Vertrages erhöht:	The parties agree that in the event of the effective exercise of the options by the Lessee in accordance with § 2 of the lease, the basic rent net amount (VAT to be added) to be paid by the Lessee for all Office / and secondary areas in Hs.Nr.3, 3rd floor, as well as in Hs.Nr.5, ground, 1st, 2nd floor, 3rd floor, corresponding to the table under § 4 of this agreement will increase according to the following graduated price scale:

ab dem/ start date	Für/for	QM/m²		auf sodann pro QM/new price/m²	neue Grundmiete ab dann/new basic rent
01.07.2017	Büro-/Nebenfläche Office/ancillary space	2825	m²	7,50	€21.187,50	€
01.07.2018	Büro-/Nebenfläche Office/ancillary space	2825	m²	7,61	€21.498,25	€
01.07.2019	Büro-/Nebenfläche Office/ancillary space	2825	m²	7,73	€21.837,25	€
01.07.2020	Büro-/Nebenfläche Office/ancillary space	2825	m²	7,84	€22.148,00	€
01.07.2021	Büro-/Nebenfläche Office/ancillary space	2825	m²	7,96	€22.487,00	€
01.07.2022	Büro-/Nebenfläche Office/ancillary space	2825	m²	8,08	€22.826,00	€

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01.07.2023	Büro-/Nebenfläche Office/ancillary space	2825	m²	8,20 €	23.165,00 €

Zu den jeweils neuen Grundmieten treten sodann jeweils die dann gültigen Betriebs- und Heizkostenvorauszahlungen, sowie die jeweils gültige Umsatzsteuer hinzu. Zudem bleiben Stellplatzmieten unverändert.	In addition to each new base rent the respective applicable advanced payments for operating and heating costs as well as for the applicable VAT will be added. The rates for parking spaces will remain unchanged.

§ 6 Sicherheitsleistung	§ 6 Provision of Security

1. Der Mieter verpflichtet sich unwiderruflich wegen sämtlicher Forderungen des Vermieters zu folgender Sicherheitsleistung:	1. The Lessee hereby agrees to provide the following security regarding all claims of the Lessor:

in der Höhe von 3 Monatsgrundmieten netto, mithin in Höhe eines Betrages von 60.990,00€	in the net amount of three months’ basic rent, thus in the amount of € 60.990,00

die sofort, hilfsweise nach gesetzlicher Maßgabe fällig ist.	which shall be due immediately or, alternatively, in accordance with the provisions of law.

Der Mieter verpflichtet sich, eine selbstschuldnerische Bürgschaft einer deutschen Bank zum Nennbetrag mit dem Zusatz „auf erste Anforderung” beibringen und für die Dauer des Mietverhältnisses bei dem Vermieter zu hinterlegen.	The Lessee hereby agrees to provide an absolute guarantee from a German bank in the nominal amount with the addition “payable upon first demand” and to deposit such guarantee with the Lessor for the term of the lease relation.

2. Der Vermieter ist zur Aufrechnung mit Ersatzforderungen wegen Veränderungen oder Verschlechterungen der Mietsache durch den Mieter gegen den Anspruch des Mieters auf Kautionsrückzahlung berechtigt. Die Möglichkeit der Verrechnung der Kaution auch mit verjährten Forderungen des Vermieters folgt im Einzelnen den Regularien des § 215 BGB, der wörtlich zitiert, wie folgt lautet:	2. The Lessor shall be entitled to set off compensation claims due to changes or deterioration in the leased premises by the Lessee against the Lessee’s claim to repayment of the security deposit. The detailed formalities for setting off statute-barred claims due to the Landlord shall be as provided for in Civil Code [BGB] §215, which reads word for word as follows:

§215 BGB Aufrechnung und Zurückbehaltung nach Eintritt der Verjährung	Civil Code §215: Set-off and right of retention after a claim is statute-barred

Die Verjährung schließt die Aufrechnung und die Geltendmachung eines Zurückbehaltungsrechts nicht aus, wenn der Anspruch in dem Zeitpunkt noch nicht verjährt war, in dem erstmals aufgerechnet oder die Leistung verweigert werden konnte.	Limitation of actions does not exclude set-off and the assertion of a right of retention if the claim was not yet statute-barred at the time when the set-off could first have been made or performance first refused.

Im Übrigen darf die Vermieterin ein Kautionsguthaben gegen Schadenersatzforderungen wegen Verschlechterung der Mietsache, gegen Betriebskostenrückstände aus Abrechnungen, gegen notwendige Rechtsverfolgungskosten in gesetzlicher	Otherwise, the Lessor may net out any credit balance of the security deposit with damage compensation claims due to the deterioration of the leased premises, with arrears in operating

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Höhe, die durch schuldhafte Pflichtverletzungen der Mieterin bedingt wurden, gegen Verzugsschäden- und Zinsen im Übrigen und gegen Mietschulden verrechnen – in dieser Reihenfolge. Der Vermieter wird dem Mieter eine Liste aller Kosten und Schäden zur Prüfung bereitstellen bevor er irgendwelche Kosten mit der Kaution verrechnet.	costs based on settlement statements, with the necessary costs of legal prosecution as stipulated by law which are conditioned by negligent breaches of duty on the part of the Lessee, with default damage and interest and with rent in arrears, in this order. The Lessor will provide the Lessee with a list of all costs and damages for his review before he sets off any cost against the deposit.

3. Der Mieter erkennt an, daß er zu einer Verrechnung der Mieten und Nebenkosten oder sonstigen Forderungen, soweit diese nicht unbestritten oder rechtskräftig festgestellt worden sind, mit der Kaution nicht berechtigt ist.	3. The Lessee acknowledges that the Lessee is not entitled to net out the rent and ancillary costs or other claims with the security deposit, unless this is undisputed or declared by non-appealable judgment.

§ 7 Zahlung der Miete und Nebenkosten	§ 7 Payment of the Rent and Ancillary Costs

1. Der Gesamtbetrag der monatlichen Miete einschließlich Nebenkosten (und Umsatzsteuer) ist jeweils im voraus, spätestens am 3. Werktag des Monats, an den Vermieter oder an die von ihm zur Entgegennahme ermächtigte Person oder Stelle bzw. auf das Konto der Aareal Bank Wiesbaden

IBAN:        DE 48 55010400 0000137935

BIC:           AARBDE5WDOM

kostenfrei zu zahlen.

1. The total amount of monthly rent, including ancillary costs (and turnover tax) shall be payable in advance free of charge on the third working day of the month at the latest to the Lessor or the person or agent authorized by the Lessor to receive such amounts and/or onto the following bank account at Aareal Bank Wiesbaden:

IBAN:        DE 48 55010400 0000137935

BIC:           AARBDE5WDOM

2. Für die Rechtzeitigkeit der Zahlung ist nicht die Absendung, sondern der Zugang bzw. die Gutschrift des Betrages maßgebend. Aus mehrfach nicht termingerechter Leistung kann der Mieter kein Recht auf verspätete Mietzahlung herleiten. Verspätete Zahlungen berechtigen den Vermieter, Mahngebühren und Verzugszinsen zu erheben und das Mietverhältnis gegebenenfalls fristlos zu kündigen (siehe § 3 Ziff. 1 c).

2. For the timeliness of the payment, the receipt and/or credit of the amount shall be decisive and not the dispatch thereof. The Lessee may not derive any right to late payment of the rent based on having paid the rent late several times. Late payments shall entitle the Lessor to charge payment reminder fees and default interest and to terminate the lease relation if relevant without notice (cf. § 3(1)c).

§ 8 Minderung, Aufrechnung, Zurückbehaltungsrecht	§ 8 Rent Reduction, Set-Off, Retention Right

Der Mieter kann gegen die Miete weder aufrechnen, noch ein Zurückbehaltungsrecht ausüben oder die Miete mindern, wobei dem Mieter ausdrücklich die Geltendmachung etwaiger Rückforderungsansprüche aus Minderungsrecht, Aufrechnungsbefugnissen oder	The Lessee cannot exercise any right of set-off or retention against the rent, and has no right to reduce the rent; however, any rights of the Lessee to reclaim payments by way of reduction or under a power of set-off or right of retention are

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Zurückbehaltungsrechten offen stehen bleibt. Zudem sind hiervon ausgenommen Forderungen des Mieters wegen Schadenersatz für Nichterfüllung oder Aufwendungsersatz infolge eines anfänglichen oder nachträglichen Mangels der Mietsache, den der Vermieter wegen Vorsatz oder grober Fahrlässigkeit zu vertreten hat, und andere Forderungen aus dem Mietverhältnis, soweit sie unbestritten oder rechtskräftig festgestellt sind. Die Aufrechnung oder die Ausübung des Zurückbehaltungsrechts ist nur zulässig, wenn der Mieter seine Absicht dem Vermieter mindestens einen Monat vor Fälligkeit schriftlich angezeigt hat.	expressly reserved. Nor does this apply to the Lessee’s rights in respect of damages for non-performance or expenditure incurred as a result of an initial or subsequent defect in the demised premises for which the Lessor is liable by reason of deliberate fault or gross negligence, or other rights under the lease if they are undisputed or have been the subject of binding determination. Set-off and the exercise of the right of retention is permitted only if the Lessee has notified the Lessor in writing of its intention at least one month before the due date.

§ 9 Beheizung und Warmwasserversorgung	§ 9 Heating and Hot Water Supply

1. Die durch Umlage (siehe auch § 4) zu deckenden Heizkosten umfassen:	1. The heating cost to be covered by the allocation (see also § 4) shall encompass:

Kosten der verbrauchten Brennstoffe und ihrer Lieferung, die Kosten des Betriebsstroms, die Kosten der Bedienung, Überwachung und Pflege der Anlage, der regelmäßigen Prüfung ihrer Betriebsbereitschaft und Betriebssicherheit einschließlich der Einstellung durch einen Fachmann, der Reinigung der Anlage einschließlich des Tanks und des Betriebsraums, die Kosten der Messungen nach dem Bundes-Immissionsschutzgesetz, die Kosten der Anmietung oder anderer Arten der Gebrauchsüberlassung einer Ausstattung zur Verbrauchserfassung sowie die Kosten der Verwendung einer Ausstattung zur Verbrauchserfassung einschließlich der Kosten der Berechnung und Aufteilung.	the costs of the consumed fuels and the delivery thereof, the costs of operating current, the costs of the operation, monitoring and upkeep of systems, the regular verification of the operability and operating safety thereof, including fine tuning by a specialist, the cleaning of the systems, including the tank and operating room, the costs of measurements in accordance with the Federal Emissions Control Act, the costs of leasing or other types of use of any equipment to ascertain consumption, including the costs of the calculation and distribution.

Außerdem trägt der Mieter anteilig die Kosten der im Zusammenhang mit vorstehenden Einzelpositionen durchgeführten Kleinreparaturen. Die vorstehenden Regelungen gelten für die Kosten einer Warmwasserversorgungsanlage des Gebäudes/der Wirtschaftseinheit entsprechend.	Moreover, the Lessee shall bear on a prorated basis the costs of the minor repairs carried out in connection with the above individual items. The above provisions shall apply accordingly to the costs of any hot water supply system in the building or economic unit.

2. Die Heiz- und Warmwasserkosten werden wie folgt umgelegt:	2. The heating and hot water costs shall be allocated as follows:

Zu 70 % nach dem Ergebnis der Wärmemesser oder Heizkostenverteiler bzw. Warmwasserzähler oder Warmwasserkostenverteiler.	70% in accordance with the result of the heat meter or heating cost distributor or hot water meter or hot water cost distributor.
Zu 30 % nach der Nutz- bzw. Wohnfläche/dem umbauten Raum des Gebäudes bzw. der Wirtschaftseinheit.	30% in accordance with the usable or livable space/the remodeled space of the building and/or the economic unit.
Zu der Änderung der Abrechnungsmaßstäbe ist der Vermieter nach billigem Ermessen im gesetzlich zulässigen Rahmen befugt, wenn berechtigte Interessen dies zur odnungsgemäßen Bewirtschaftung des Gebäudes/der Wirtschaftseinheit erfordern.	The Lessor shall be entitled to modify the settlement criteria at its fair discretion as permitted by law, if legitimate interests so require for the purposes of proper management of the building/economic unit.

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§ 10 Aufzug	§ 10 Elevator

Kosten eines Aufzuges werden im Verhältnis der gemieteten Nutzfläche/Gesamtfläche des Objektes, hier aufgeteilt nach Haus Nr. 3 und Haus Nr. 5 umgelegt.	The costs of an elevator shall be allocated in proportion to the least usable space/total space of the property, here divided by Building No. 3 and Building No. 5.

§ 11 Benutzung der Mietsache	§ 11 Use of Leased Premises

1. Der Mieter verpflichtet sich, die Mietsache und die gemeinschaftlichen Gebäudeteile, Anlagen und Einrichtungen schonend und pfleglich zu behandeln. Im Rahmen der vertragsgemäßen Benutzung der Mietsache hat der Mieter jede Rücksichtnahme zu üben.	1. The Lessee hereby agrees to treat the leased premises and the common building components, facilities and installations carefully. Within the framework of the agreed use of the leased premises, the Lessee must exercise consideration.

2. Die Voraussetzungen für den Betrieb des Gewerbes in der vertraglich vorgesehenen Nutzungsart, hat der Mieter selbst auf eigene Kosten zu schaffen und während der Mietzeit zu erhalten. Dies gilt insbesondere für persönliche und betriebliche Voraussetzungen für die Erteilung und das Fortbestehen von Konzessionen und sonstigen behördlichen Genehmigungen sowie die Erfüllung entsprechender Auflagen. Der Vermieter übernimmt für die Einhaltung dieser Voraussetzungen keine Haftung. Auf einen Wegfall der Geschäftsgrundlage kann sich der Mieter im Falle der Nichterfüllung der vorgenannten Voraussetzungen nicht berufen.	2. The prerequisites for the operation of the business in the contractually foreseen type of use, , must be procured by the Lessee itself at its own cost and maintained throughout the term of lease. This shall apply in particular to personnel and operating prerequisites for the issuance and continuance of concessions and other administrative permits and the fulfillment of the corresponding conditions. The Lessor shall assume no liability for compliance with these prerequisites. The Lessee may not invoke the frustration of the contract in the event the aforementioned prerequisites are not fulfilled.

3. Der Mieter darf die Mietsache zu anderen als den in § 1 Ziff. 1 vorgesehenen Zwecken nicht ohne eine vorherige Zustimmung des Vermieters bzw. nicht ohne besondere Vereinbarung der Parteien benutzen. Der Mieter darf nichts in Gebrauch nehmen, was ihm nicht durch diesen Vertrag oder besondere Vereinbarung vermietet worden ist.	3. The Lessee may not use the leased premises for purposes other than those foreseen in § 1(1) without the prior approval of the Lessor and/or not without a special agreement between the Parties. The Lessee may not use anything which has not been leased to the Lessee by way of this Agreement or a separate agreement.

4. Jede Änderung oder erhebliche Ausweitung der Art des Betriebes sowie Untervermietung und sonstige teilweise oder vollständige Gebrauchsüberlassung der Mieträume an Dritte sind ohne vorherige Zustimmung des Vermieters untersagt. Der Vermieter wird eine Zustimmung nur dann versagen, wenn ein wichtiger Grund für die Versagung vorliegt. Grundsätzlich kann eine Untervermietung an verbundene Unternehmen der Abiomed Europe GmbH im Sinne des § 15 AktG nur aus wichtigem Grund untersagt werden. Das Gleiche gilt für eine Untervermietung an Personen/Unternehmen, sofern gegen die Bonität der Person/des Unternehmens keine objektiv erkennbaren Bedenken bestehen oder die Person/das	4. Any change or significant expansion of the kind of business as well as any subletting and other full or partial provision of the use of the leased premises to third parties shall be prohibited without the prior approval of the Lessor. The Lessor shall refuse its consent only if it has an important reason to do so. Basically, sub-letting to companies associated with Abiomed Europe GmbH within the meaning of Stock Companies Act [AktG] §15 may be refused only for an important reason. The same applies to sub-letting to persons / businesses in respect of whose creditworthiness there are no objectively discernible doubts, or if that person / business operates in a business sector related to that of the

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Unternehmen dem Unternehmen des Mieters branchenverwandt ist. Für die Grundlagen und Fakten solcher Beurteilung ist die Mieterin darlegungs- und beweisbelastet. Die Nichterteilung der Zustimmung des Vermieters berechtigt den Mieter nicht, das Mietverhältnis zu kündigen. Eine Zustimmung zur Untervermietung oder Gebrauchsüberlassung gilt nur für den Einzelfall.	Lessee. The Lessee shall be responsible for demonstrating and providing the evidence necessary to judge whether the above grounds and factual conditions are met.. The non-issuance of the approval by the Lessor shall not entitle the Lessee to terminate the lease relation. An approval for subletting or any transfer of use applies only on an individual basis.

Auf Verlangen ist der Mieter zur Abtretung seiner ihm gegen den Untermieter zustehenden Forderungen verpflichtet, sofern Mietrückstände aus diesem Mietvertrag bestehen. Der Mieter haftet ungeachtet einer Zustimmung des Vermieters für das Verhalten des Untermieters bzw. des Dritten, dem er den Gebrauch der Mieträume überlassen hat.	Upon request, the lessee shall be obliged to assign the claims against the sublessee to which it is entitled, if rent is in arrears based on this Lease Agreement. The Lessee shall be liable without regard to any approval of the Lessor for the conduct of the sublessee and/or that third party to whom the Lessee has provided the use of the leased premises.

§ 12 Zustand der Mietsache, Instandhaltung, Schönheitsreparaturen	§ 12 Condition of Leased Premises, Maintenance, Interior Decorative Repairs

1. Der Mieter übernimmt die Mietsache in dem vorhandenen Zustand als vertragsgemäß und bezugsfertig, mit Ausnahme der im zwischen den Parteien gefertigten Protokoll – Anlage VI - aufgeführten Mängel, die seitens der Vermieterin noch beseitigt werden. Im Übrigen hat der Mieter bei der ausführlichen Besichtigung und Überprüfung der Mietsache vor seinem Einzug keinerlei Schäden festgestellt und erkennt den Zustand bei Vertragsbeginn ausdrücklich als vertragsgerecht an. Das zwischen den Parteien einvernehmlich gefertigte Protokoll über vermieterseits zu beseitigende Mängel wird diesem Vertrag als ANLAGE VI beigefügt	1. The Lessee shall assume the leased premises in the current conditions as being pursuant to this Agreement and agrees that they are ready for occupation, with the exception of the defects listed in the protocol drawn up between the parties – Annexe VI –, which the Lessor shall rectify. Otherwise, the Lessee has not identified any damage of whatever nature during the course of its comprehensive inspection and checks of the demised premises made before moving in, and expressly acknowledges that their condition at the commencement of the contract complies with it. The protocol of defects to be rectified by the Lessor drawn up by agreement between the parties is attached to this contract as ANNEXE VI.

2. Der Mieter ist zur Instandhaltung der Mietsache einschließlich mitvermieteter Anlagen und Einrichtungen im nachstehenden Umfange verpflichtet: Er hat die Mietsache ordnungsgemäß zu reinigen und in dem nach ihrer Ausstattung erforderlichen Umfange zu beheizen und zu belüften. Bei vorhandenen isolierverglasten Fenstern ist er insbesondere zur Vermeidung von Kondenswasserschäden zu gegebenenfalls verstärktem Belüften und Beheizen verpflichtet.	2. The Lessee shall be obliged to maintain the leased premises, including the leased facilities and installations in the scope set out below: The Lessee must duly clean the leased premises and heat and ventilate them to the degree required by their fit-out. In the case of insulated glass windows, the Lessee shall be obliged to avoid damage from condensate through increased ventilation and heating.

Der Mieter trägt außerdem die Kosten kleinerer Instandsetzungsarbeiten (Reparaturen) an denjenigen Gegenständen, die dem direkten und häufigen Zugriff unterliegen, wie den Installationsgegenständen für Elektrizität, Wasser und Gas, den Heiz- und Kocheinrichtungen, den Fenster- und Türverschlüssen	The Lessee shall moreover bear the costs of minor reconditioning work (repairs) to those objects subject to direct and frequent use, such as the installed objects for electricity, water and gas, heating and cooking appliances, window and door locks and the locks systems for window shutters

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sowie den Verschlußvorrichtungen von Fensterläden; ferner auch von Rolläden. Je Einzelfall darf der Betrag von zur Zeit € 300,00 nicht überschritten werden; pro Jahr sind die gesamten Kosten auf zur Zeit € 1.000,00 beschränkt.	and rolling grates. Each specific case may not exceed the current amount of € 300.00; the total costs per year shall be currently restricted to € 1,000.00.

3. Der Mieter ist außerdem verpflichtet, Schönheitsreparaturen laufend auf eigene Kosten fachgerecht durchzuführen bzw. durchführen zu lassen, sobald der Grad der Abnutzung dies nach der Art des Gewerbebetriebs bzw. der vertraglichen Nutzung erfordert und solche Erforderlichkeiten nicht durch ein Vermieterverhalten bedingt sind. Die Schönheitsreparaturen umfassen insbesondere sämtliche Innenanstriche, das Tapezieren, Kalken oder Anstreichen von Wänden und Decken, das Anstreichen bzw. Lackieren von Heizkörpern, Heizrohren, sonstigen Versorgungsleitungen, der Innentüren, Fenster und Außentüren von innen. Der Mieter ist weiter verpflichtet, die vorhandenen Fußbodenbeläge einschließlich Leisten bei Bedarf fachgerecht zu behandeln.	3. The Lessee shall moreover be obliged to carry out to or have carried out interior decorative repairs professionally on an ongoing basis at its own cost, as soon as required by the degree of wear and tear in accordance with the type of business operations and/or the contractual use and such requirements are not conditioned by the Lessor’s conduct. The interior decorative repairs shall encompass in particular all interior painting, wallpapering, whitewashing or painting of walls and ceilings, painting and/or varnishing of radiators, heating pipes, others supply lines, inside doors, windows and outside doors from the inside. The Lessee shall further be obliged to treat the existing flooring, including the base boards, in a professional fashion as needed.

4. Der Mieter ist zur unverzüglichen Anzeige aller Schäden an der Mietsache verpflichtet, sobald er sie bemerkt. Ebenso hat er sonstige, von ihm an anderen Grundstücks- und Gebäudeteilen bemerkte Schäden unverzüglich anzuzeigen. Kommt der Mieter dieser Verpflichtung nicht rechtzeitig nach, so ist er zum Ersatz des daraus entstehenden Schadens verpflichtet.	4. The Lessee shall be obliged to immediately notify any damage to the leased premises as soon as the Lessee notices such damage. Likewise, the Lessee must notify without delay other damage noticed by the Lessee to other property and building components. If the Lessee fails to observe this obligation in due time, the Lessee shall be obliged to compensate the resulting damage.

5. Der Mieter ist verpflichtet, die für seinen Betrieb erforderliche Anzahl an Feuerlöschern bereitzustellen und zu unterhalten.	5. The Lessee shall be obliged to provide and maintain the necessary number of fire extinguishers for its operations.

Nachträgliche öffentlich rechtliche Vorschriften und Vorgaben, z.B. der Feuerwehr zum vorbeugenden Brandschutz oder einer Behörde das Bestandsgebäude betreffend sind vom Mieter auch rückwirkend zu dulden und auf Kosten des Vermieters umzusetzen und die daraus ggf. resultierenden Auflagen auf Kosten des Vermieters zu erfüllen. Nachträgliche Auflagen, die aus dem mieterseitigen Betrieb resultieren, hat der Mieter auf eigene Kosten zu erfüllen und umzusetzen.	Subsequent public law provisions and regulations (e.g. of the fire department as preventative fire protection or from other authorities) pertaining to the existing building are to be tolerated by the Lessee, even retroactively, and are to be implemented at the cost of the Lessor, and the resulting conditions are to be fulfilled at the cost of the Lessor. The Lessee has to fulfill at his own expense and to implement any subsequent requirements resulting from the Lessee’s operation.

§ 13 Haftung des Vermieters	§ 13 Liability of the Lessor

Schadenersatzansprüche des Mieters wegen anfänglicher oder nachträglicher Mängel der Mietsache sind ausgeschlossen, es sei denn, daß der	Damage compensation claims of the Lessee due to initial or subsequent defects in the leased premises shall be excluded, unless the Lessor is

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Vermieter Vorsatz oder grobe Fahrlässigkeit zu vertreten hat. Auch im übrigen haftet der Vermieter nur für Vorsatz und grobe Fahrlässigkeit, einschließlich des Verhaltens seines Vertreters oder Erfüllungsgehilfen. Hiervon unberührt bleiben Erfüllungsansprüche des Mieters sowie sein gesetzliches Recht zur fristlosen Kündigung.	responsible intentionally or due to gross negligence. Otherwise, the Lessor shall also be liable only for intentional action or gross negligence, including the conduct of its representatives or vicarious agents. Performance claims of the Lessee and its legal right to termination without notice shall not be prejudiced hereby.

§ 14 Bauliche Änderungen und andere Maßnahmen	§ 14 Structural Alterations and Other Measures

1. Maßnahmen des Vermieters	1. Measures of the Lessor

a) Der Vermieter darf bauliche Änderungen, die zur Erhaltung der Mieträume, des Gebäudes bzw. der Wirtschaftseinheit oder zur Abwendung drohender Gefahren oder zur Beseitigung von Schäden notwendig sind, auch ohne Zustimmung des Mieters nach entsprechender vorheriger Ankündigung vornehmen.	a) The Lessor may undertake structural alterations which are necessary for the preservation of the leased premises, the building or the economic unit and to avert imminent danger or to remedy damage, even without the approval of the Lessee, after corresponding prior notice.

b) Das gleiche Recht hat der Vermieter für alle vorteilhaften oder zweckmäßigen oder von ihm nicht zu vertretenden Maßnahmen, insbesondere für alle Modernisierungsmaßnahmen, z.B. Wärme- und Schallschutzmaßnahmen, Verbesserung von Installationen. Diese Regelung gilt sinngemäß für Erschließungs- und Ausbaumaßnahmen an Verkehrsflächen, Versorgungs- und Entsorgungsanlagen einschließlich der Hausanschlüsse solcher Einrichtungen sowie Anschlüsse an das Breitbandkabelnetz der Deutschen Bundespost/Telekom.	b) The Lessor shall have the same right for all advantageous or expedient measures or measures for which it is not responsible, particularly for all upgrading measures, e.g. heat and noise insulation measures, improvements of installations. This provision shall apply analogously to improvements and finishing work in traffic areas, supply and waste systems, including the building connections of such installations and connections to the broadband cable network of Deutsche Bundespost/Telekom.

c) Maßnahmen nach den Buchstaben a) und b) hat der Mieter zu dulden. Er hat die in Betracht kommenden Räume nach vorheriger Terminabsprache zugänglich zu halten und darf die Ausführung der Arbeiten nicht behindern oder verzögern; anderenfalls hat er für die dadurch entstehenden Mehrkosten und Schäden aufzukommen. Der Vermieter ist verpflichtet, entsprechende Arbeiten möglichst schonend für den Geschäftsbetrieb des Mieters durchzuführen.	c) Measures in accordance with Literi a) and b) must be tolerated by the Lessee. The Lessee must keep the rooms in consideration accessible after prior scheduling and may not hinder or delay the execution of the work; otherwise, the Lessee must bear the additional costs in damage incurred as a result. The Lessor shall be obliged to carry out corresponding work as protectively as possible for the business operations of the Lessee.

d) Ersatzansprüche des Mieters sind wegen zu duldender Maßnahmen ausgeschlossen, es sei denn, der Vermieter hat Vorsatz oder grobe Fahrlässigkeit zu vertreten.	d) Compensation claims of the Lessee regarding the measures to be tolerated shall be excluded, unless the Lessor is responsible intentionally or due to gross negligence.

2. Maßnahmen des Mieters	2. Measures of the Lessee

Der Mieter ist zu baulichen und sonstigen	The Lessee shall be entitled to make structural or

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Veränderungen und zur Schaffung neuer Einrichtungen nur nach vorheriger Zustimmung des Vermieters berechtigt. Der Vermieter wird seine Zustimmung zu erwünschten baulichen Veränderungen, die der Mieter anhand qualifizierter Pläne oder sonstiger geeigneter Dokumente zuvor anzuzeigen hat, nur aus wichtigem Grund verweigern können. Es gilt der Grundsatz, dass für leichte Umbauarbeiten (Trockenbauarbeiten, Bodenbeläge, nicht tragende Wände, Bürotüren etc.) innerhalb der Mieträume, welche die Grundstruktur (Dach, tragende Gebäudeteile, Treppenhäuser, Außenfassade etc. ) des Bestandsgebäudes nicht beeinträchtigen eine Genehmigung grundsätzlich erteilt ist, gleichwohl eine Information und Abstimmung über Art und Umfang der Maßnahme im Vorfeld mit dem Vermieter zu erfolgen hat.

other alterations and to create new installations only after obtaining the prior approval of the Lessor.

The Lessor may only deny consent to structural changes desired by the Lessee for good cause. It is understood that the Lessee will have previously submitted to the Lessor qualified plans or other appropriate documents. The general principle is that for minor renovation work (drywall works, floor coverings, non-load bearing walls, office doors, etc.) within the demised premises, which do not interfere with the underlying structure of the existing building (roof, load-bearing elements, stairwells, exterior façade etc.) consent is generally granted, nevertheless the Lessor must be first informed and consulted about the nature and extent of the works.

Ohne Zustimmung des Vermieters vorgenommene Maßnahmen sind auf Verlangen des Vermieters von dem Mieter auf dessen eigene Kosten unter Wiederherstellung des früheren Zustandes unverzüglich zu beseitigen. Nach vergeblicher Mahnung unter angemessener Fristsetzung ist der Vermieters insoweit zur Ersatzvornahme auf Kosten des Mieters berechtigt. Das Recht des Vermieters, die Wiederherstellung des früheren Zustandes bei Beendigung des Mietverhältnisses auf Kosten des Mieters zu verlangen, wird nicht dadurch ausgeschlossen, dass er einer baulichen Änderung des Mieters zugestimmt hat. Ein Aufwendungsersatz durch den Vermieter für notwendige Verwendungen des Mieters wird ausgeschlossen. Der Mieter haftet für alle im Zusammenhang mit den von ihm vorgenommenen Maßnahmen entstehenden Schäden. Die Parteien werden bei jeder Anfrage zu gewünschten baulichen Veränderungen im Rahmen der dann vermieterseits zu prüfenden Gestattung auch Einvernehmen darüber erzielen, was von den geplanten baulichen Veränderungen am Ende des Mietverhältnisses durch den Mieter auf seine Kosten zurückzubauen sein wird und was nicht. Dem Mieter wird bereits jetzt der Austausch der Schließanlage durch eine eigene Anlage gestattet, dies unter der Voraussetzung, dass dem Vermieter ein jederzeitiger Zugang zu Allgemeinflächen gewährt bleibt und dass der Mieter am Ende wieder die alte Anlage sach- und fachgerecht einbauen lässt. Für evtl. entstehende Schäden im Zusammenhang mit der Durchführung der vorgenannten Maßnahmen haftet der Mieter. Der Mieter trägt ebenfalls die Verkehrssicherungspflicht in den durch die Arbeiten betroffenen Innen- und Außenbereichen während aller von ihm durchgeführten baulichen Veränderungen. Der Mieter hält die Vermieterin von sämtlichen privatrechtlichen und öffentlich-rechtlichen Inanspruchnahmen, die sich	Measures conducted without the approval of the Lessor are to be remedied without delay at the request of the Lessor by the Lessee at the Lessee’s own cost while restoring the earlier conditions. After an unsuccessful warning and the establishment of a reasonable grace period, the Lessor shall be entitled to itself undertake the work at the costs of the Lessee. The right of the Lessor to demand the restoration of the former state at termination of the lease at the expense of the Lessee is not excluded by the fact that he has agreed to a structural change by the Lessee. Any expense reimbursement by the Lessor for the necessary applications of the Lessee shall be excluded. The Lessee shall be liable for all damage incurred in connection with the measures undertaken by it.In the event of any enquiry in relation to a desire to carry out structural alterations, as part of the Lessor’s deliberations as to whether to give its consent the parties shall try to agree which of the proposed structural alterations must be removed by the Lessee at its expense at the end of the lease and which need not. Consent is given now to the Lessee replacing the locking system with its own system, on condition that the Lessor continues to be allowed to access the common areas at any time and that at the end of the lease the Lessee has the old system properly and professionally reinstalled. The Lessee shall be liable for any damages arising in connection with carrying out the aforementioned work. The Lessee shall also be bear the occupier’s duty of care in the internal and external areas affected by the works during all structural alterations carried out by it. The Lessee shall indemnify the Lessor against all private and public law claims which arise as a result of the works or of a breach of the occupier’s duty of

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aus den Arbeiten ergeben bzw. wegen der Verletzung der Verkehrssicherungspflicht eintreten, frei.	care.

§ 15 Haftung des Mieters	§ 15 Liability of the Lessee

1. Der Mieter haftet gegenüber dem Vermieter wegen Beschädigungen der Mieträume und des Gebäudes/der Wirtschaftseinheit sowie der zu den Mieträumen oder zu dem Gebäude/der Wirtschaftseinheit gehörenden Einrichtungen und Anlagen, die durch ihn, zu seinem Haushalt gehörenden Personen, Arbeiter, Angestellte sowie von ihm beauftragte Handwerker und ähnliche Personen verursacht worden sind, soweit er dies zu vertreten hat.	1. The Lessee shall be liable to the Lessor for damage to the leased premises and the buildings/economic unit and the installations and facilities pertaining to the leased premises or the building/economic unit caused by the Lessee, persons pertaining to the Lessee’s household, collaborators, employees, and manual laborers and all persons contracted by the Lessee, insofar as the Lessee is responsible for such damage.

Beschädigte Glasscheiben einschließlich Schaufenster sowie Spiegel verursacht durch den Mieter hat dieser auf seine Kosten zu ersetzen. Der Vermieter hat die objektive Pflichtverletzung zu beweisen. Der Mieter hat die Beweislast dafür, daß ein schuldhaftes Verhalten nicht vorgelegen hat, soweit Räume, Anlagen und Einrichtungen seiner Obhut unterliegen. Der Mieter haftet nicht für Zufall oder höhere Gewalt.	Damaged glass panes, including display windows and mirrors, caused by the Lessee are to be replaced at the Lessee’s cost. The Lessor must document the objective breach of duty. The Lessee shall have the burden of proving that no negligent conduct existed, insofar as rooms, systems and installations are under its control. The Lessee shall not be liable for coincidental happenstance or force majeure.

2. Vor der Aufstellung von schweren Gegenständen, Maschinen, Einrichtungen und anderen Anlagen in den Mieträumen hat der Mieter sich zu vergewissern, daß die zulässige Belastung der Stockwerkdecken nicht überschritten wird. Eine hierzu im Einzelfall erforderliche statische Berechnung hat er auf eigene Kosten erstellen zu lassen und dem Vermieter auf Verlangen vorzulegen. Der Mieter haftet für Schäden, die dem Vermieter oder Dritten infolge Nichteinhaltung dieser Regelung enststehen. Erhebliche nachteilige Auswirkungen der Anlage für das Gebäude wie Erschütterungen und Risse, sowie Unzuträglichkeiten, wie unzumutbare Belästigungen anderer Personen, berechtigen den Vermieter zum Widerruf der erteilten Zustimmung und Untersagung.	2. Before setting up heavy objects, machinery, installations and other equipment in the lease premises, the Lessee must satisfy itself that the permissible floor capacity will not be exceeded. Any statistical calculation necessary in the specific case must be prepared by the Lessee at its own cost and presented to the Lessor upon request. The Lessee shall be liable for damage incurred to the Lessor or third parties as a consequence of the failure to observe this provision. Substantial detrimental effects of the equipment on the building, such as vibrations and cracks, and intolerable conduct, such as unreasonable nuisances for other persons, shall entitle the Lessor to revoke the issued approval and to prohibit the objects.

3. Der Mieter haftet dem Vermieter für Schäden an Gebäuden, Anlagen, Einrichtungen und an dem sonstigen Grundstück, die durch seine Fahrzeuge oder durch die bei ihm verkehrenden Fahrzeuge verursacht werden. Nur mit Zustimmung des Vermieters dürfen Fahrzeuge des Mieters auf den ihm nicht angewiesenen Plätzen, fremde Fahrzeuge nur während der zum Be- und Entladen erforderlichen Zeit auf dem Grundstück abgestellt werden.	3. The Lessee shall be liable to the Lessor for damage to buildings, facilities, installations and the other property which is caused by the Lessee’s vehicles or vehicles trafficking with the Lessee. Only with the approval of the Lessor may vehicles of the Lessee be parked in the spaces not allocated to the Lessee; third-party vehicles may only be parked on the property during the time necessary for loading and unloading.

4. Der Mieter ist verpflichtet, die Mieträume,	4. The Lessee shall be obliged to always

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mitvermietete Einrichtungen und Flächen, Kundenparkplätze, Garageneinfahrten, Zugänge und die vor den Mieträumen liegenden Verkehrsflächen stets verkehrssicher zu halten. Durch den Betrieb des Mieters auftretende Verschmutzungen hat er unverzüglich zu beseitigen. Im Rahmen seiner gesetzlichen und vertraglichen Verkehrssicherungspflicht stellt der Mieter den Vermieter von jeder Haftung frei, soweit den Vermieter nicht im Einzelfall vorsätzliches oder grob fahrlässiges Mitverschulden trifft.	safeguard the traffic in the leased premises, leased installations and spaces, customer parking spaces, garage entrances, accessories and the traffic spaces in front of the leased premises. Soilage appearing through the operations of the Lessee must be remedied without delay. Within the framework of its legal and contractual duty to safeguard traffic, the Lessee shall indemnify the Lessor against any liability, provided the Lessor is not responsible in the individual case for damage due to intentional action or gross negligence.

5. Der Mieter verpflichtet sich zum Abschluß ausreichender Inventar- und (Betriebs-) Haftpflichtversicherungen. Der Mieter ist ferner verpflichtet, sein Inventar/seine Betriebseinrichtung sowie die Mietsache (z.B. Fenster und Eingangstüren) ausreichend, auch gegen Einbruch und Vandalismus, zu versichern. Die vom Vermieter abgeschlossene Gebäudeversicherung für Feuer-, Leitungswasser- und Sturmschäden dient im Schadenfall lediglich zur Absicherung fest mit dem Gebäude verbundener Einrichtungen und Anlagen des Vermieters, nicht jedoch für Inventar und Betriebseinrichtung des Mieters.	5. The Lessee hereby agrees to take out sufficient inventory and (business) liability insurance. The Lessee shall further be obliged to secure its inventory/operating equipment and the leased premises (e.g. windows and entry doors) sufficiently, also against break-in and vandalism. The building insurance taken out by the Lessor for fire, water and storm damage merely serves in a claim event to secure installations and equipment of the Lessor firmly attached to the building and not the inventory or operating equipment of the Lessee.

§ 16 Werbemaßnahmen / Konkurrenzschutz/ Markenschutz/ Unterlassung	§ 16 Advertising Measures / Protection from Competition / Trademark Protection / Desistance

1. Der Mieter ist nur zur Anbringung von Firmenschildern in einer der Umgebung und dem Stile des Gebäudes bzw. Grundstücks entsprechenden Größe und Gestaltung an der von dem Vermieter vorher bezeichneten Fläche berechtigt.	1. The Lessee shall only be entitled to affix name signs in a size and design corresponding to the environment and style of the building and property on the surface previously designated by the Lessor

2. Die ordnungsgemäße Anbringung und Unterhaltung einschließlich gesetzlicher und behördlicher Bestimmungen obliegt dem Mieter. Die vorstehenden Regelungen gelten sinngemäß für sonstige Vorrichtungen zu Verkaufs- und Werbezwecken, die nur nach schriftlicher Vereinbarung mit dem Mieter zulässig sind. Von dem Vermieter gestellte Sammelschildanlagen kann der Mieter bei anteiliger Kostenübernahme mitzubenutzen. Der Mieter haftet für alle Schäden, die durch die betreffenden Gegenstände und deren Anbringung entstehen. Bei Herausgabe der Mietsache ist der Mieter zur Wiederherstellung des alten Zustandes auf seine Kosten verpflichtet.	2. The Lessee shall be responsible for the proper mounting and maintenance, including applicable legal and administrative regulations. The above provision shall apply analogously to other equipment for sales and advertising purposes, which shall only be permissible after written agreement with the Lessee. The Lessee may jointly use the collective sign installations set up by the Lessor, provided the Lessee assumes the prorated costs. The Lessee shall be liable for all damage incurred through the relevant objects and the mounting thereof. Upon surrender of the leased premises, the Lessee shall be obliged to restore the old conditions at its own cost.

3. Konkurrenzschutz wird dem Mieter außerhalb des hier betreffenden Gebäudes und bei etwaigen Mietern, die mit deren Gewerbe das Produkt- und	3. No protection from competition is granted to the Lessee except in the building in question and in respect of any tenants whose trade does not

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Leistungsportfolio des Mieters nicht tangieren nicht gewährt.	affect the Lessee’s range of products and services.

§ 17 Vermieterpfandrecht	§ 17 Lessor’s Lien

1. Der Mieter erklärt, dass die von ihm in das Mietobjekt eingebrachten Sachen in seinem Eigentum stehen und verpflichtet sich, den Vermieter von einer etwaigen Pfändung bei Einzug oder nachträglich eingebrachter Sachen unverzüglich zu unterrichten.	1. The Lessee hereby declares that the things brought into the Leased Object by the Lessee are its property and hereby agrees to notify without delay the Lessor of any attachment of things brought into the premises when moving in or at a later time.

2. Wissentlich unrichtige Erklärungen und unterlassene Unterrichtung über nachträgliche Beschränkungen berechtigen den Vermieter zur fristlosen Kündigung des Vertrages (siehe auch § 3 Ziff. 1 c).	2. Knowingly false declarations and the failure to notify subsequent restrictions shall entitle the Lessor to terminate this Agreement without notice (cf. also § 3(1) c).

3. Wenn der Mieter der Vermieterin jährlich zum 01.12. eines jeden Jahres aussagekräftige Bonitätsnachweise überlässt, die eine mindestens gute Bonität nachweisen, wird die Vermieterin für die Dauer der rechtzeitigen Erbringung dieser jährlich vorzulegenden Nachweise auf die Geltendmachung eines etwaigen Vermieterpfandrechts verzichten.	3. If each year the Lessee sends the Lessor persuasive evidence that its covenant strength as at 1st December is at least good, the Lessor shall waive its right to assert any Lessor’s lien for the period in respect of which this annual evidence is provided on time.

§ 18 Betreten der Mietsache durch den Vermieter	§ 18 Access to the Leased Premises by the Lessor

1. Der Vermieter und sein Beauftragter können während der Geschäftszeit nach vorheriger Anmeldung die Mieträume zur Überprüfung ihres Zustandes betreten. Will der Vermieter das Grundstück verkaufen oder ist das Mietverhältnis gekündigt oder aufgehoben, so darf der Vermieter oder sein Beauftragter die Mieträume zusammen mit den Kauf- bzw. Mietinteressenten zu den gleichen Stunden betreten. Wenn die Schlüssel dem Vermieter nicht zur Verfügung stehen, so ist er bei Gefahr im Verzug berechtigt, die Mieträume auf Kosten des Mieters öffnen zu lassen. Ein Zugang zu den Allgemeinflächen ist dem Vermieter immer und zu jedem Zeitpunkt zu gewähren.	1. The Lessor and its agent may access the leased premises to review the conditions thereof during business hours after prior notice. If the Lessor plans to sell the property or if the lease relation is terminated or rescinded, the Lessor or its agent may access the leased premises together with the potential buyer or tenant during the same time. If the keys are not provided to the Lessor, the Lessor shall be entitled in the event of imminent danger to have the leased premises opened at the cost of the Lessee. The Lessor must be granted access to the common areas always and at any time.

§ 19 Beendigung des Mietverhältnisses	§ 19 Cessation of the Lease Relation

1. Die Mietsache ist bei Beendigung der Mietzeit in vertragsgemäßem Zustand, geräumt und vollständig gereinigt mit sämtlichen Schlüsseln zurückzugeben.	1. The leased premises are to be returned upon the cessation of the term of lease in the conditions pursuant to this Agreement, vacated and fully cleaned, with all keys.

2. Der Vermieter kann die Entfernung der von dem	2. The Lessor can require the removal of the

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Mieter eingebrachten Einrichtungen, Anlagen und baulichen Veränderungen unter Wiederherstellung des früheren Zustandes auf dessen Kosten verlangen, wobei zwischen den Parteien Einigkeit besteht, dass etwaige Rückbaupflichten frühestmöglich im Rahmen der Gestattungsprüfung durch den Vermieter festgelegt und verhandelt werden sollen... Es gilt der Grundsatz, dass für leichte Umbauarbeiten (Trockenbauarbeiten, Bodenbeläge, nicht tragende Wände, Bürotüren etc.) innerhalb der Mieträume, welche die Grundstruktur (Dach, tragende Gebäudeteile, Treppenhäuser, Außenfassade etc. ) des Bestandsgebäudes nicht beeinträchtigen eine Genehmigung grundsätzlich erteilt ist und bei erfolgter vorheriger Information und Abstimmung über Art und Umfang der Maßnahme im Vorfeld mit dem Vermieter ein Rückbau nicht zu erfolgen hat – dies auch unter der zwingenden Voraussetzung, dass baubehördliche Einschränkungen und/oder Untersagungen nicht entgegen stehen und, dass sich die Mieterin um sämtliche hierfür erforderlichen Auflagen und Genehmigungen selbst und auf eigene Kosten kümmert, sowie die Vermieterin von allen damit zusammenhängenden Regularien, Ansprüchen und Auflagen freistellt, sofern diese Veränderungen überhaupt in Anbetracht der in § 14 Nummer Ziffer 2 geäußerten Vorgaben und zwingenden Voraussetzungen in Betracht kommen und die baulichen Veränderungen zur Ausführung gelangen können. Im Falle behördlicher Erfordernisse, mithin konkreter Ordnungsverfügungen zuständiger Baubehörden, die einen Rückbau solcher Umbauten einfordern, ist die Mieterin wieder zum Rückbau auf eigene Kosten verpflichtet – auch schon während des Mietverhältnisses.	installations, equipment and structural alterations brought into the premises by the Lessee and the reinstatement of the premises to their original condition at the Lessee’s expense, but the parties agree that any obligations to reinstate shall be determined and negotiated as early as possible as part of the Lessor’s deliberations as to whether to give its consent. Basically, consent is granted for minor alterations (drywall works, floor coverings, non-load-bearing walls, office doors etc.) within the demised premises which do not interfere with the underlying structure of the existing building (roof, load-bearing elements, stairwells, exterior façade etc.), and reinstatement is not required if the Lessor is first informed of the nature and extent of the works and they are agreed with it in advance – subject to the mandatory condition that restrictions and/or prohibitions imposed by the building authorities do not preclude them and that the Lessee itself deals at its own expense with all necessary stipulations and permissions and indemnifies the Lessor in respect of all associated formalities, claims and requirements, if these alterations can be considered at all in view of the rules and mandatory conditions set out at §14 point number 2 and the structural alterations are capable of implementation. If official requirements and specific orders by competent building authorities require that such alterations be removed, the Lessee shall be obliged to remove them at its own expense – including during the lease.

3. Verspätete Rückgabe der Mietsache verpflichtet den Mieter für die Dauer der Vorenthaltung zur Entschädigung nach Wahl des Vermieters in Höhe der vereinbarten oder der für vergleichbare Räume ortsüblich erzielbaren Miete.	3. The late return of the leased premises shall oblige the Lessee for the time the premises are withheld to pay compensation at the choice of the Lessor in the amount of the agreed rent or the standard local rent attainable for comparable spaces.

4. Im Falle einer von dem Mieter zu vertretenden vorzeitigen Beendigung des Mietverhältnisses haftet er für den Ausfall der Miete, Nebenkosten und sonstigen Leistungen sowie für alle weiteren Schäden, welche dem Vermieter durch ein Leerstehen der Mieträume während der vertragsgemäßen Mietzeit entstehen.	4. In the event of the early cessation of the lease relation due to reasons for which the Lessee is responsible, the Lessee shall be liable for the loss of rent, ancillary costs and other performances and for all further damage incurred by the Lessor through the vacancy of the leased premises during the agreed term of lease.

§ 20 Personenmehrheit	§ 20 Several Persons

1. Mehrere Mieter haften für alle Verpflichtungen aus	1. Several Lessees shall be liable for all

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dem Mietverhältnis als Gesamtschuldner.	obligations from the lease relation as joint and several debtors.

2. Für die Rechtswirksamkeit einer Willenserklärung des Vermieters genügt es, wenn sie gegenüber einem der Mieter abgegeben wird. Die Mieter bevollmächtigen sich gegenseitig zur Entgegennahme von Willenserklärungen des Vermieters. Willenserklärungen eines der Mieter gelten auch für und gegen die anderen Mieter. Vorstehende Bestimmungen gelten auch für Vertragsabänderungen und Entgegennahme von Kündigungen.	2. For a declaration of intent of the Lessor to be legally valid, it shall be sufficient if the declaration is issued to one of the Lessees. The Lessees hereby mutually authorize each other to receive declarations of intent from the Lessor. Declaration of intent of one of the Lessees shall apply for and against the other Lessees. The above provisions shall also apply to contractual changes and the receipt of terminations.

3. Eine vorzeitige Entlassung eines Mieters bedarf der schriftlichen vorherigen Zustimmung des Vermieters im Einzelfall.	3. Any early resignation of a Lessee shall require the prior written approval of the Lessor in the specific case.

§ 21 Änderungen und Ergänzungen/Schriftform	§ 21 Modifications and Additions/Written Form

1. Nachträgliche Änderungen und Ergänzungen dieses Mietvertrages bedürfen der schriftlichen Vertragsform. Dies gilt auch für einen teilweisen Verzicht auf das Schriftformerfordernis. In Anbetracht etwaiger Absprachen zwischen den Parteien zu Umbaugenehmigungen zugunsten des Mieters und dann schon zu regelnder Rückbaupflichten verpflichten sich beide Parteien zur Erstellung eines der Schriftform entsprechenden Nachtrages zum hiesigen Mietvertrag, der getroffene Absprachen dezidiert aufführt. Das Gleiche gilt für angefragte und genehmigte Untervermietung.	1. Subsequent modifications of or additions to this Agreement must be made in writing. This shall also apply to any partial waiver of this requirement for the written form. With regard to any agreements between the parties in relation to consent to alterations by the Lessee and the need for reinstatement works, both parties agree to draw up a supplement to the present lease contract, which complies with the requirement for writing, in which the agreed terms are set out conclusively. The same shall apply to requests for consent to sub-letting and consents granted.

2. Den Mietparteien sind die besonderen gesetzlichen Schriftformerfordernisse des § 578 BGB iVm. § 550 BGB und die sich hieruas ergebenden Rechtsfolgen bekannt. Sie verpflichten sich hiermit gegenseitig auf jederzeitiges Verlangen einer Partei alle Handlungen vorzunehmen und Erklärungen abzugeben, die erforderlich sind, um dem gesetzlichen Schriftformerfordernis Genüge zu tun und den Mietvertrag nicht unter Berufung auf die Nichteinhaltung der gesetzlichen Schriftrom vorzeitig zu kündigen, wobei diese Regularien nicht für einen etwaigen Erwerber des Objektes gelten.	2. The Parties are aware of the special requirements for the written form stipulated by law in § 578 as related to § 550 of the Civil Code and of the resulting legal consequences. The Parties hereby mutually agree upon the request at any to time of one Party to undertake all acts and issue all declarations that are necessary to satisfy the requirement for the written form prescribed by law and not to terminate this Lease Agreement early, invoking the non-observance of the statutory written form, whereby these provisions shall not apply to any buyer of the property.

3. Etwaige anderweitige/vorherige mitvertragliche Regelungen das Mietobjekt oder Teile des Mietobjektes zwischen den Parteien betreffend werden durch hiesigen Vertrag vollständig ersetzt.	3. Any other/previous leased agreement arrangements regarding the Leased Object or parts thereof between the Parties shall be completely replaced by this Agreement.

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§ 22 Hausordnung	§ 22 Building Rules

☐ Eine Hausordnung existiert und wird als Anlage Bestandteil dieses Vertrages.	☐ Building rules exist and shall form an integral component of this Agreement.

☒ Eine Hausordnung existiert nicht, d.h.ein friedliches Zusammenleben der Mieter / Hausbewohner ist nur möglich, wenn jeder sich von dem Gedanken der Gemeinschaft leiten läßt.	☒ No building rules exist, i.e. peaceful coexistence of the lessees/residents is only possible if everybody is guided by thoughts about the community.

§ 23 Sonstige Vereinbarungen	§ 23 Miscellaneous Covenants

1. Der Vermieter sichert zu, dass die Zufahrt/der Zugang zur Tiefgarage im Untergeschoss der Gebäude Neuenhofer Weg 3 – 5 ausschließlich den Mietern der hierin befindlichen Stellplätze sowie jederzeit dem Eigentümer ermöglicht wird.	1. The Lessor represents that entry by vehicle or foot to the underground parking garage in the basement of the building at Neuenhofer Weg 3 – 5 will exclusively be enabled for the lessees of the parking spaces there as well as the owner at any time.

Insbesondere wird keine bauliche Änderung vorgenommen, die eine Durchfahrt durch die Tiefgarage in benachbarte Tiefgaragen ermöglicht.	In particular, no structural alteration shall be undertaken enabling cars to pass through the underground parking garage into the neighboring underground parking garage.

2. Sollte der Vermieter beabsichtigen, das Objekt zu verkaufen, wird dem Mieter ein Vorkaufsrecht eingeräumt. Die Parteien des Mietvertrages kommen überein, dass auf die dingliche Absicherung dieses Vorkaufsrechts verzichtet wird.	2. Should the Lessor plan to sell the property, the Lessee shall be granted a preemptive purchase right. The Parties to this Lease Agreements agree to waive having this preemptive purchase right secured in rem.

3. Dem Mieter wird ein Optionsrecht auf frei werdende Flächen und Tiefgaragen- bzw. Außenstellplätzen im Objekt Neuenhofer Weg 3 – 5 eingeräumt, wobei potentiell frei werdende Mietflächen nur in folgenden, derzeit von der Finders GmbH angemieteten Räumen bestehen können.	3. The Lessee is granted an option in respect of premises and underground or external parking spaces which become available in the premises at Neuenhofer Weg 3-5, although there may only be potentially available rental space in the following premises currently let to Finders GmbH.

4. Der Vermieter wird dem Mieter die frei werdenden Flächen nach Kenntnis des Freiwerdens zu den unten aufgeführten Mietkonditionen anbieten. Der Mieter hat innerhalb eines Monats nach Zugang eines entsprechenden Angebots des Vermieters das Anmietrecht durch Rücksendung seiner schriftlichen Annahme auszuüben, wobei die Mietkonditionen als vereinbart gelten (s. nachfolgende tabellarische Auflistung).	4. The Lessor shall offer space which becomes available to the Lessee after the Lessor becomes aware of it, on the lease conditions set out below. The Lessee must exercise its right to rent them within one month after receipt of the Lessor’s offer by returning its written acceptance, at which point the lease conditions shall be deemed to have been agreed (see list in the table below).

a) Grundmiete / Basic Rent

Mietvertrag für gewerbliche Räume/Lease Agreement for Commercial Space
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Raumart/Room type	Lage/Location	Fläche /m² Anzahl/#	m²-Preis / je Stp.	Summe / Gesamt
Gastraum, Küche, Lager, Umkleide, Damen/Herren WC Restaurant, kitchen, storage, changing room, bathroom women/men	Hs.Nr.3, EG Groundfloor	130,00 m²	11,50 €	1.495,- €
Lagerfläche / Storage	UG / Basement	13,60 m²	7,72 €	105,- €
Außenstellplatz / Parking space outside	Außen / outside	1	20,00 €	20,- €

Gesamt / Total				1.620,- €

b)	Betriebs-/Heizkostenvorauszahlungen / Advance payments for operating/heating costs

Vorauszahlung Betriebskosten/ advance payment operating costs	150,00 €
Vorauszahlung Heizkosten/ advance payment heating costs	86,00 €

Gesamt netto / Net Total	1.856,00 €

c)	Umsatzsteuer / Mehrwertsteuer / Turnover tax / value-added tax

19 % MwSt. / VAT 19%	352,64 €

Gesamt brutto / Gross Total	2.208,64 €

§ 24 Wirksamkeit von Vertragsbestimmungen	§ 24 Validity of the Contractual Provisions

Durch die etwaige, auch im Wege der Vertragsauslegung durch Umdeutung oder Zurückführung auf einen wirksamen Kern nicht zu heilende Ungültigkeit einer Bestimmung, eines Teils einer Bestimmung oder mehrerer Bestimmungen dieses Mietvertrages wird die Gültigkeit der übrigen Bestimmungen nicht berührt.	Through any invalidity of a provision, part of a provision or several provisions of this Agreement which cannot be healed even by reinterpreting this Agreement or referring to a valid core, the validity of the other provisions shall not be affected thereby.

Dieser Vertrag ist doppelt und gleichlautend ausgefertigt, selbst gelesen, genehmigt und eigenhändig unterschrieben. Beide Vertragsparteien haben eine Ausfertigung erhalten. Die Parteien verpflichten sich, alle nachträglichen Vereinbarungen unter Beachtung der Schriftform zu fertigen und	This Agreement is hereby executed in two identical counterparts, each read, approved and signed in person. Both Parties have received one counterpart. The Parties hereby agree to make all subsequent agreements in observance of the written form and to bind them firmly to the

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jeweils fest mit dem Originalexemplar zu verbinden, sich jedenfalls bei Nichtbeachtung nicht auf Verstoß gegen die Schriftform zu berufen.	original counterpart, and at any rate not to invoke a breach of the requirement for the written form in the event of non-observance.

(Ort, Datum)	(Ort, Datum)
October 19, 2015	October 19, 2015

/s/ Dirk Michels	/s/ Thomas Huebner
Abiomed Europe GmbH	gewoge AG, Thomas Huebner
Dirk Michels

/s/ Rita Geffers	/s/ Ulrich Warner
Abiomed Europe GmbH	gewoge AG, Ulrich Warner
Rita Geffers

Anlagen	Annexes

Anlagen Nummern I- V – farblich markierte Pläne	Annex Nos. I- V– maps marked in color

Anlage VI Mängelprotokoll über vermieterseits zu beseitigende Mängel

Anlage VII – Mietvertrag zwischen den Parteien über anderweitige Flächen vom 19.07.2013 bzw. 29.07.2013 in Kopie nebst 1. Nachtrag in Kopie

Annex VI Notice of defects which need to be rectified by Lessor

Annex VII – Lease agreement between the parties for supplemental space dated 19 July 2013 / 29 July 2013 in copy together with the first amendment in copy